                                                                    EXHIBIT 10.6
                           UNSECURED CREDIT AGREEMENT
                          ---------------------------

     THIS AGREEMENT, dated as of the 17th day of April, 1995, is made by and between ASSOCIATED WHOLESALE GROCERS, INC., a Missouri corporation ("AWG"), GROCERS DAIRY COMPANY, INC., a Missouri corporation ("Dairy"), GROCER'S PURCHASING GROUP, INC., a Kansas corporation ("Purchasing"), MEMBERS SERVICES ASSOCIATION, INC., a Kansas corporation ("Members") SUPER MARKET DEVELOPERS, INC., a Missouri corporation ("Developers"), SUPERMARKET INSURANCE AGENCY, INC., a Kansas corporation ("Agency") SUPER MARKET INVESTMENT COMPANY, INC., a Missouri corporation ("Investment"), SUPERMARKET MANAGEMENT, INC., a Missouri corporation ("Management"), and VALU MERCHANDISERS COMPANY, a Kansas corporation ("VALU") (AWG, Benchmark, Dairy, Purchasing, Members, Developers, Agency, Investment, Management and Valu being sometimes collectively referred to herein as the "Borrowers" or individually as a "Borrower"), UMB BANK, N.A., Kansas City, Missouri, a national banking association ("UMB"), HARRIS TRUST AND SAVINGS BANK, Chicago, Illinois, an Illinois banking corporation ("Harris"), NBD BANK, Detroit, Michigan, a Michigan banking corporation ("NBD") (UMB, Harris and NBD being sometimes collectively referred to herein as the "Banks" or individually as a "Bank"), and UMB Bank, N.A., Kansas City, Missouri, a national banking association, as Agent for the Banks herein (in such capacity, the "Agent").

     WHEREAS, the Borrowers have requested a total credit facility of up to $140,000,000 in revolving loans; and

     WHEREAS, the Banks are willing to extend such credit facility to the Borrowers on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties mutually agree as follows:

     1.   DEFINITIONS.
          -----------

          1.1 ACCOUNTING TERMS. All accounting and financial terms used herein are used with the meanings such terms are given in accordance with generally accepted accounting principles, except as may be otherwise specifically provided in this Agreement.

          1.2  DEFINED TERMS.
               -------------

               "Adjusted LIBOR" means a rate per annum determined by the Agent
                --------------
on behalf of the Banks in accordance with the following formula:

                    Adjusted LIBOR  =         LIBOR
                                       -----------------------
                                       100%-Reserve percentage

               "Advance" means a disbursement of proceeds of the Revolving
Credit.

               "Agent" means UMB Bank, N.A., Kansas City, Missouri, in its capacity as Agent for the Banks hereunder, and any successor Agent appointed pursuant to this Agreement.

               "Agreement" means this Unsecured Credit Agreement, as amended from time to time.

               "Application for Advance" or Application" means the written application of the Borrowers for an Advance, which Application shall be in the form of Exhibit A attached hereto.

               "Authorized Officer" means any of Mike DeFabis, President of AWG, Douglas Carolan, Executive Vice President of AWG, and Joseph L. Campbell, Vice President, Secretary and Treasurer of AWG, or such other officer or employee of any of the Borrowers whose authority to perform acts to be performed only by an Authorized Officer under this Agreement is

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

evidenced to the Banks by a certified copy of an appropriate resolution of the Board of Directors of the respective Borrower.

               "Bank" and "Banks" have the meaning ascribed thereto in the
                ----       -----
preamble.
               "Borrower" and "Borrowers" have the meaning ascribed thereto in
                --------       ---------
the preamble.

          "Business Day" means any day other than a Saturday or Sunday on which any Bank is not authorized or required to close and, when used with respect to LIBOR Loans, a day on which any Bank is also dealing in United States Dollar deposits in London, England and/or Nassau, Bahamas.

               "Commitment" means a Bank's Revolving Credit Commitment.
                ----------

          "Consolidated Tangible Net Worth" means all assets of the Borrowers and all of their Subsidiaries less goodwill and any other intangible assets and less all of their liabilities except AWG's member's deposits and patronage certificates with maturities in excess of one year, deposit certificates and member's savings (all of which are subordinate to payment of all indebtedness incurred hereunder) and less AWG's minority interest in a subsidiary. For purposes of calculating Consolidated Tangible Net Worth the value of the Supply Agreement with Homeland Stores, Inc. will not be considered as part of goodwill.

          "Current Assets" means the sum representing all assets of the Borrowers and all of their Subsidiaries which, in accordance with generally accepted accounting principles consistently applied, are required to be classified as current assets on the Borrowers' consolidated balance sheet.

          "Current Liabilities" means the sum representing all liabilities of the Borrowers and all of their Subsidiaries which, in accordance with generally accepted accounting principles consistently applied, are required to be classified as current liabilities on the Borrowers' consolidated balance sheet.

          "Default" means any event specified in Section 10 which is not initially an Event of Default but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

               "Event of Default" has the meaning set forth in Section 10.
                ----------------

          "Federal Funds Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Kansas City, Missouri time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

          "Fixed Charges" for any period means all rent expense for all leases, except intercompany leases and except leases covering real property which is subleased to a third party by any of the Borrowers other than capitalized leases having an original term in excess of one year, and all interest and all amortization of principal and interest on all indebtedness of any of the Borrowers and their Subsidiaries.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, body, commission, court or department thereof, whether federal, state, local or foreign.

          "Harris" shall have the meaning ascribed in the preamble.
           ------

          "Indebtedness" means all liabilities, obligations and indebtedness of any and every kind or nature whatsoever, whether heretofore, or hereafter owing, arising, due or payable by the Borrowers or any of their Subsidiaries to any person or other entity and however evidenced, created, incurred, acquired or owing except obligations which are subordinated in right of payment to Obligations payable to the Banks and which are evidenced by patronage and deposit certificates issued by AWG.

          "LIBOR" means, for each LIBOR Interest Period, (a) the LIBOR Index Rate for such LIBOR Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary to the nearest 1/100th of l%) at which deposits in U.S. Dollars in immediately available funds are offered to any Bank at 11:00 A.M. (London, England time) two (2) Business Days before the beginning of such LIBOR Interest Period by three (3) or more major banks in the interbank Eurodollar market selected by any Bank for a period equal to such LIBOR Interest Period and in an amount equal or comparable to the applicable LIBOR Loan scheduled to be outstanding from the Bank during such LIBOR Interest Period.

          "LIBOR Index Rate" means, for any LIBOR Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such LIBOR Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such LIBOR Interest Period.

          "LIBOR Interest Period" means, with respect to (a) any LIBOR Loan, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Loan and ending one (1) month thereafter as provided herein; provided that all of the foregoing provisions relating to LIBOR Interest Periods are subject to the following:

          (i) if any LIBOR Interest Period would otherwise end on a day which is not a Business Day, that LIBOR Interest Period shall be extended to the next succeeding Business Day, unless in the case of a LIBOR Interest Period for a LIBOR Loan the result of such extension would be to carry such LIBOR Interest Period into another calendar month in which event such LIBOR Interest Period shall end on the immediately preceding Business Day;

          (ii) no LIBOR Interest Period may extend beyond the final maturity date of the Note;

          (iii) the interest rate to be applicable to each LIBOR Loan for each LIBOR Interest Period shall apply from and including the first day of such LIBOR Interest Period to but excluding the last day thereof; and

          (iv) no LIBOR Interest Period may be selected if after giving effect thereto the Borrowers will be unable to make a principal payment scheduled to be made during such LIBOR Interest Period without paying part of a LIBOR Loan on a date other than the last day of the LIBOR Interest Period applicable thereto.

     For purposes of determining a LIBOR Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if a LIBOR Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which a LIBOR Interest Period is to end, then such LIBOR Interest Period shall end on the last Business Day of such month.

          "LIBOR Loan" means, except as otherwise specifically provided herein, each amount borrowed under the Revolving Credit upon which interest is payable at the Optional Rate.

          "Loan Documents" means this Agreement, the Notes and any other documents or instruments now or hereafter executed and delivered by or on behalf of the Borrowers to the Banks or to the Agent to further evidence or govern the Obligations.

          "Loans" means loans pursuant to the Revolving Credit.

          "NBD" shall have the meaning ascribed in the preamble.

          "Notes" means the Revolving Credit Notes.


          "Net Income" shall mean all income of the Borrowers and all of their Subsidiaries before deduction of income taxes, minority interests in Subsidiaries and fiscal year end patronage distributions.

          "Obligations" means (i) all obligations of the Borrowers to the Banks of every type and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, on account of the Loans, including, without limitation, any Advances made pursuant to any discretionary extension of the Commitments by the Banks beyond the Revolving

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Credit Maturity Date or pursuant to any other amendment of the Loan Documents, and whether or not contemplated by the Borrowers or the Banks as of the date of this Agreement; and (ii) all other obligations arising under the Loan Documents including, without limitation, all costs of collection and enforcement of any and all of the Loan Documents, including reasonable attorneys' fees and expenses (to, the extent Permitted by applicable law).

          "Optional Rate" has the meaning ascribed in Section 3.1.
                -------------

          "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a Governmental Authority.

          "Pro Rata Share" means, for any Bank, when used with reference to any aggregate or total amount, an amount equal to the product of (i) such aggregate or total amount, times (ii) a fraction the numerator of which shall be such Bank's Commitment and the denominator of which shall be the aggregate of all Commitments.

          "Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable LIBOR Interest Period as of the first day of such LIBOR Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such LIBOR Interest Period. For purposes of this definition, LIBOR Loans shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. The Reserve Percentage as of the date of the first advance under this Agreement shall be zero.

          "Revolving Credit Commitments" means the individual revolving credit commitments of each of the Banks for which they are not jointly and severally obligated in the respective amounts of (i) Forty-Seven Million Dollars ($47,000,000) in the case of UMB, (ii) Forty-Six Million Five Hundred Thousand Dollars ($46,500,000) in the case of Harris, and (iii) Forty-Six Million Five Hundred Thousand Dollars ($46,500,000) in the case of NBD; or as otherwise reduced pursuant to the terms hereof.

          "Revolving Credit Maturity Date" means May 1, 1998, or as otherwise extended, if extended.

          "Revolving Credit Notes" has the meaning ascribed in Section 2 and shall be deemed to include any extensions or renewals thereof.

          "Subsidiary" shall mean any corporation of which any of the Borrowers now or at any time hereafter owns or controls, on an aggregate basis, at least fifty percent (50%) of the outstanding capital stock of such corporation or of which any of the Borrowers controls a majority of the board of directors, specifically including but not limited to all those corporations listed on Exhibit B attached hereto which are subsidiaries of AWG. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

          "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Agent on behalf of the Banks shall be conclusive and binding absent manifest error.

          "UMB" shall have the meaning ascribed in the preamble.

          "Working Capital" shall mean all of the Borrowers' and all of their Subsidiaries' Current Assets minus all of the Borrowers' and all of their Subsidiaries' Current Liabilities.

          1.3 SINGULAR AND PLURAL. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

          2.  REVOLVING CREDIT/PAYMENTS.

          2.1 THE REVOLVING CREDIT. Subject to all terms and conditions hereof, each Bank agrees to lend to the Borrowers during the period of time beginning on the date hereof and ending on May 1, 1998, such amount or amounts as the Borrowers may from time to time request to borrow up to and including, but not exceeding at any time, each Bank's Commitment for an outstanding aggregate principal amount owing to all Banks of up to, but not exceeding at any time, $140,000,000.00 (the "Revolving Credit"). The Borrowers may, except with respect to LIBOR Loans which may be paid only on the last day of the applicable LIBOR Interest Period, prepay all or any part of the Indebtedness outstanding hereunder at any time, without notice and without penalty. Any prepayment of the full amount of such Indebtedness shall include accrued interest thereon. Upon any payment prior to May 1, 1998, of the Indebtedness under this Agreement, the Banks agree to loan the Borrowers from time to time during the period beginning upon the execution of this Agreement and ending on the Revolving Credit Maturity Date, an aggregate principal amount not to exceed the difference between (i) the then outstanding aggregate principal amount of the Borrowers' aggregate indebtedness hereunder, and (ii) $140,000,000.00; provided, however, that the Banks shall have no obligation to make any such Loan if a Default or an Event of Default has occurred and is then continuing.

     At the time of execution hereof, any two Authorized Officers of each of the Borrowers shall execute promissory notes in the form of Exhibits C-1, C-2 and C-3 attached hereto and incorporated herein by reference (the "Revolving Credit Notes"). The Revolving Credit Notes payable to each of the Banks shall be due and payable in full on the Revolving Credit Maturity Date. As the Borrowers desire to obtain Loans pursuant to the Revolving Credit hereunder, AWG, as agent for the Borrowers and which is hereby designated as agent for the Borrowers for such purpose and for all other purposes hereunder, shall give the Agent notice of the Borrowers' intention to borrow pursuant to the Revolving Credit Commitments for other than LIBOR Loans by not later than 10.00 A.M. (Kansas City, Missouri time) on the proposed date of borrowing and for LIBOR Loans notice shall be given pursuant to Section 3.3(iii) hereof. As soon as practicable after receipt of a borrowing notice but in no event later than 11:00 A.M. on the date of notice (Kansas City, Missouri time), for other than LIBOR Loans and by 3:00 p.m. (Kansas City, Missouri time) on the date of notice for LIBOR Loans, the Agent shall give the Banks telephonic notice of the same. By 2:00 p.m. (Kansas City, Missouri time) on each borrowing date, each Bank severally agrees to make its Pro Rata Share of the Advance of the Loan under the Revolving Credit then being made to the Borrowers by making it available to the Agent, either by wire transfer to Agent's main office in Kansas City, Missouri, or by deposit to any correspondent account, if any, which Agent may maintain with such Bank pursuant to instructions of AWG. The Agent will make the funds so received from the Banks immediately available to the Borrowers in the manner provided below. Each Advance under the Revolving Credit will be conditioned upon delivery (which delivery may be made by telex, telecopier or facsimile transmission) to the Agent by AWG of an Application for Advance provided that the Agent may, in its sole discretion, make a disbursement upon the verbal request of AWG made telephonically by an Authorized Officer. The Agent and the Banks may rely on any such verbal request which shall have been received by it in good faith from a Person reasonably believed to be an Authorized Officer. Each such verbal request shall be promptly confirmed by a duly executed Application for Advance. Subject to the provisions of Sections 3.1 and 3.3, all borrowings and reborrowings shall be in amounts of not less than Six Hundred Thousand Dollars ($600,000). Repayments may be in any amount except (i) mandatory prepayment of Loans under the Revolving Credit as required by Section
2.1 and (ii) repayment of LIBOR Loans which must be in the full amount of each such loan. Upon compliance with all conditions of lending stated in this Agreement applicable to the Revolving Credit, the Agent shall disburse the amount of the requested Advance to AWG by depositing the same in AWG's account number 9800000124 at UMB, and the Borrowers hereby authorize the disbursement of Advances of Loans under the Revolving Credit in such manner. All Advances by the Banks and payments by the Borrowers shall be recorded by the Banks on their books and records, current copies of which shall be supplied by the Banks to the Agent at all times upon request therefore, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of the Agent. Such books and records shall be rebuttably presumed to be correct as to such matters. In the event of any conflict between the terms of the Revolving Credit Notes executed hereunder and the terms of this Agreement, the terms of the Revolving Credit Notes shall control. All indebtedness of the Borrowers under the Revolving Credit shall be reduced by the Borrowers to zero on the Revolving Credit Maturity Date.

          2.2 PAYMENTS, MANDATORY PREPAYMENT OF REVOLVING CREDIT. All payments of principal and interest on Loans pursuant to the Revolving Credit shall be made by AWG on behalf of the Borrowers to the Agent at its main office in Kansas City, Missouri, by 10:00 A.M. (Kansas City, Missouri time) on the date when due, and shall be applied by the Agent pro rata between the Banks in accordance with the outstanding principal balance of the Revolving Credit Notes held by them. Each payment delivered to the Agent for the account of any Bank shall be delivered by the Agent for the account of such Bank no later than 12:00 Noon (Kansas City, Missouri time) on the same day.

     In the event that the maximum principal amount of indebtedness which is outstanding under this Agreement is at any time greater than the maximum amount which is then authorized to be outstanding hereunder, the Borrowers will immediately, upon written notice from the Agent, pay to the Agent on behalf of the Banks the difference between the outstanding principal amount and the principal amount then authorized to be outstanding hereunder plus all accrued interest thereon.

          2.3 REDUCTION OF COMMITMENTS. Notwithstanding anything stated in this Agreement to the contrary, the Borrowers may on any one occasion on or after June 1, 1996, and on only one occasion elect, by giving 10 prior Business Days notice to the Banks, to reduce the aggregate Commitment of the Banks by a sum of $25,000,000 or more. Once elected by the Borrowers, the Commitments of each of the Banks shall thereafter permanently be reduced by each Bank's Pro Rata Share of the aggregate amount by which the Borrowers elected to reduce the

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Commitments and the amount of the Borrowers' obligations under Section 3.5 to pay a commitment fee shall thereafter be calculated on the basis of the reduced Commitments.

     3.   INTEREST/REPAYMENT/FEES.
          -----------------------

          3.1 INTEREST RATE. The principal amount of all borrowings under the Revolving Credit Notes shall bear interest at a rate equal to 150 basis points over the Federal Funds Rate, adjusted daily, except that at the option of AWG on behalf of the Borrowers on each advance of Three Million Dollars ($3,000,000.00) or more, exercised as provided in Section 3.3, interest may accrue at a rate equal to 100 basis points over Adjusted LIBOR (the "Optional Rate") during LIBOR Interest Periods. At the expiration of each applicable LIBOR Interest Period, unless AWG exercises the Optional Rate as provided in Section 3.3, interest on any such advance for which the Optional Rate was elected shall again accrue at a rate equal to 150 basis points over the Federal Funds Rate, adjusted daily.

          3.2 CALCULATION OF INTEREST. Interest shall be computed on the basis of days elapsed and assuming a 360-day year.

          3.3 OPTIONAL RATE PROVISIONS. The Optional Rate may be elected only in accordance with the following procedures and subject to the following conditions:
     (i) The Optional Rate may not be elected at any time a Default or an Event of Default shall have occurred and is continuing.

     (ii) The Optional Rate may not be elected for any advance of less than Three Million Dollars ($3,000,000).

     (iii) AWG, as agent for the Borrowers, shall notify the Agent of its election of the Optional Rate prior to 12:00 P.M. (Kansas City, Missouri time) not less than two (2) Business Days prior to the commencement of a LIBOR Interest Period.

     (iv) An election of the Optional Rate may be communicated to the Agent only by an Authorized Officer of AWG as agent for the Borrowers. Such election may be communicated by telephone or by telex, facsimile machine or other form of written electronic communication, or by a writing delivered to the agent. AWG shall confirm in writing any election communicated by telephone and such written confirmation shall be signed by an Authorized Officer of AWG as Agent for the Borrowers. The Agent shall be entitled to rely on any oral communication of the election of the Optional Rate which is received by a designated employee of the Agent from anyone reasonably believed in good faith by such employee to be an Authorized Officer of AWG.

     (v) Notwithstanding any other provision of this Agreement, in the event that by reason of circumstances affecting the interbank European market, adequate and reasonable means do not exist for ascertaining the LIBOR for any LIBOR Interest Period, the Agent shall forthwith give notice of such determination, confirmed in writing, to AWG. If such notice is given, then all borrowings under the Revolving Credit Notes shall bear interest at a rate equal to 150 basis points over the Federal Funds Rate, adjusted daily.

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

          (vi) If any law or any governmental regulation, guideline or order or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any central bank or other Governmental Authority whether or not having the force of law (i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, the Banks with respect to the Optional Rate under this Agreement, or (ii) imposes upon the Banks any other materially adverse condition or expense with respect to the Optional Rate under this Agreement; and the result of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense upon the Banks with respect to the outstanding balance of the borrowings under the Revolving Credit Notes bearing interest at the Optional Rate or the making, maintenance or funding of any part thereof which the Banks deem to be material, the Agent, on behalf of the Banks shall from time to time notify the Borrowers (which notification shall be made within three (3) Business Days after discovery by the Banks of the causing circumstances) of the amount determined in good faith (using any commonly accepted methods employed in good faith) by the Banks (which determination shall be conclusive) to be necessary to compensate the Banks in connection with the Optional Rate for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by the Borrowers to the Banks thirty (30) days after such notice is given.

     Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and to maintain its funding of all or any part of its
Note in any manner it sees fit, it being understood, however, that to the extent any Bank is matching funds in any manner (whether or not in the LIBOR eurodollar market) that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Loan bearing interest at the Optional Rate during each LIBOR Interest Period applicable thereto through the purchase of deposits in the relevant interbank market in the amount of its share of such Loan bearing interest at the Optional Rate having a maturity corresponding to such LIBOR Interest Period, and bearing an interest rate equal to the Optional Rate for such LIBOR Interest Period.

     If at the time of any authorized voluntary or mandatory prepayment of any portion of the principal of any Loan, interest accrues at both an Optional Rate and at a Federal Funds Rate on portions of a Loan or Loans, under the Revolving Credit, then any prepayment of principal will be applied first to the portion of any such Loan or Loans on which interest accrues at the Federal Funds Rate and next to the portion or portions at which interest accrues at an Optional Rate. The Agent will notify the Borrowers and obtain their approval prior to any application of any prepayment which would result in any prepayment premium.

          (vii) Also, notwithstanding any provision of this Agreement to the contrary, (a) no Optional Rate may be selected for any Loan if the interest period applicable thereto would extend beyond the Revolving Credit Maturity Date including any extensions thereof, in the case of Loans pursuant to the

     Revolving Credit and (b) all Optional Rates shall remain fixed throughout the relevant LIBOR Interest Period.

          (viii) Notwithstanding any other provisions of this Agreement or any Note to the contrary, if at any time after the date hereof with respect to LIBOR Loans, any Bank shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof makes it unlawful for such Bank to make or continue to maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, such Bank shall promptly give notice thereof to AWG on behalf of the Borrowers to such effect, and such Bank's obligation to make, relend, continue or convert any such affected LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain such affected Loan. In any such event, the outstanding principal amount of any such affected LIBOR Loan together with all interest accrued thereon shall, upon notice from the Bank holding the affected LIBOR Loan, be paid immediately, by the Borrowers being deemed to have automatically elected to borrow the principal amount of such affected LIBOR Loan together with all interest accrued thereon at other than the Optional Rate, as of the date of any such notice subject to all of the terms and conditions of this Agreement.

  3.4 PAYMENT OF INTEREST. All accrued interest under the Revolving Credit Notes except interest payable on LIBOR Loans shall be payable monthly on the first Banking Day of each

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

calendar month. Interest payable on LIBOR Loans shall be payable on the last day of the applicable LIBOR Interest Period.

          3.5 REVOLVING CREDIT COMMITMENT AND FACILITY FEES. AWG on behalf of the Borrowers shall pay to the Agent, for the ratable account of the Banks, commencing June 15, 1995, and continuing on the fifteenth (15th) day of each September, December, March and June thereafter, so long as the Revolving Credit Commitments are outstanding, a commitment fee equal to one-eighth of one percent (.125%) of the average daily unused portion of the Revolving Credit Commitments during the immediately preceding three (3) month period ending September 1, December 1, March 1 or June 1 (the "Facility Fee Periods"); provided, however, the first such commitment fee shall be payable for the period commencing on the date of this Agreement and ending June 1, 1995. For purposes of the immediately preceding sentence the unused portion of the Revolving Credit Commitments shall be reduced as of each date, if any, lump sum payments, but not including payments from installment sales, are made by AWG to the Banks pursuant to
Section 7.1 hereof of cash proceeds of sales of assets purchased from Homeland Stores, Inc. to the extent of any such payments. Effective as of the relevant payment date, the obligation to pay the commitment fee shall be an absolute, joint and several Obligation of the Borrowers, not subject to cancellation or reduction for any reason, including, without limitation, termination, in whole or in part, of the Revolving Credit Commitments, and, once paid, the commitment fee shall be non-refundable; provided, however, to the extent the Revolving Credit Commitments are so reduced or terminated, then the fee payable by the Borrowers for the next succeeding Facility Fee Periods shall be accordingly reduced. The Agent is hereby authorized by the Borrowers to automatically debit any of the Borrowers' accounts with the Agent for the payment of any commitment fee due and payable hereunder. The Agent shall give notice of any such debit to AWG on behalf of the Borrowers when any such debit is made. The Revolving Credit commitment fee shall be allocated between the Banks according to their Pro Rata Shares and will be remitted to Harris and NBD by the Agent promptly upon receipt.

     Upon the execution of this Agreement, the Borrowers shall pay a one time nonrefundable facility fee to the Banks in the aggregate amount of $175,000, such facility fee to be allocated between the Banks according to their Pro Rata Shares and will be remitted to Harris and NBD by the Agent promptly upon receipt.

          3.6 BUSINESS DAY. If any installment of principal or interest on any Loan becomes due and payable on a day other than a Business Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Business Day, and interest shall be payable during such extension of maturity.

     4. CONDITIONS TO MAKING LOANS. The Banks' obligation to make any Loan or Advance pursuant to this Agreement shall be subject to compliance by the Borrowers with all of their obligations hereunder and to the following specific conditions being met by the Borrowers at the time of the making of each Advance hereunder:

          4.1 NO ADVERSE CHANGE IN BUSINESS. The Borrowers shall not have experienced any material adverse change in the conduct of their respective business, operations, financial condition or otherwise since the date of this Agreement.

          4.2 REPRESENTATIONS. The covenants, representations and warranties made in Sections 6, 7 and 8 shall be true and correct as of the date of each Advance made hereunder, and an Authorized Officer of AWG as Agent for the Borrowers shall certify in writing to the same;

provided, however, (i) the representations and warranties made with respect to financial statements shall be deemed to refer to the most recent financial statements furnished to the Banks pursuant to Section 6.1 hereof, and (ii) the covenant set forth in Section 7.8 concerning environmental matters and the representation set forth in Section 8.3 concerning litigation shall be deemed to refer to the representations with respect thereto set forth in the most recent Certificate certifying compliance with all covenants of this Agreement furnished to the Banks pursuant to Section 6.1 hereof.

          4.3 REQUIRED CONSENTS AND APPROVALS. All approvals required from the Board of Directors of each of the Borrowers for the execution of this Agreement, the borrowings contemplated hereunder and the execution of all documents to be executed hereunder have been obtained and shall be in full force and effect.

          4.4  NO DEFAULTS.
               -----------

                    (i) The Borrowers shall be in compliance with all of the
               terms and conditions hereof, and no Event of Default shall have occurred and be continuing; and

                    (ii) After giving effect to the requested Advance and to
               each Advance that has been made and is then unpaid, the aggregate principal amount of all Advances shall not exceed the sum of the Banks' Revolving Credit Commitments then in effect.

          4.5 APPLICATION CONSTITUTES REPRESENTATION. Each application by the Borrowers for any Advance shall be and constitute a representation that the representations set forth in Sections 4.1 through 4.4 hereof are true and correct.

     5. SPECIAL FIRST ADVANCE CONDITION. As a condition to the Banks making the first Advance to the Borrowers under the Revolving Credit, there shall have been no material adverse changes in the financial condition of the Borrowers since the close of their fiscal years ended December 31, 1994.

     6. AFFIRMATIVE COVENANTS. The Borrowers covenant, and agree from the date hereof and until payment in full of all indebtedness incurred pursuant to this Agreement, that the Borrowers shall comply with each of the following provisions:

          6.1 FINANCIAL AND BUSINESS INFORMATION. AWG will furnish to the Banks as soon as reasonably available after the end of its fiscal year, but in no event later than 90 days following the end of its fiscal year, its audited consolidated financial statements including, at a minimum, a balance sheet, a statement of profit and loss and retained earnings, and a statement of cash flows for such fiscal year, all of which shall have been prepared by independent certified public accountants and which shall be in conformity with generally accepted accounting principles consistently applied. AWG will furnish to the Banks for each of its first three fiscal quarters as soon as reasonably available, but in no event later than 45 days after the end of each such fiscal quarter, its financial statements and the individual financial statements for each of its subsidiaries for the immediately preceding fiscal quarter, all such financial statements to be certified by the Chief Financial Officer of AWG or the Corporate Controller of AWG in their capacities as representatives of AWG. Such quarterly financial statements shall include a balance sheet and statement of profit and loss. In the event that as of the end of any of the first three fiscal quarters, the total assets of all of AWG's Subsidiaries exceeds 15.5% of the aggregate of the total assets of such subsidiaries and of AWG, AWG further agrees to furnish to Agent on behalf of the Banks within 45 days after the end of any such fiscal quarter a certificate of the Chief Financial Officer of AWG or the Corporate Controller of AWG certifying in their capacities as representatives of AWG that AWG and all of its Subsidiaries have been and are in compliance with all of the covenants of this Agreement on a consolidated basis. AWG further agrees, in any event, to furnish to the Banks within 45 days after the end of each of its first three quarters for itself and within 90 days after the end of its fiscal year for itself and each of its Subsidiaries a certificate of the Chief Financial Officer of AWG or the Corporate Controller of AWG certifying in their capacities as representatives of AWG that AWG, or AWG and all of its Subsidiaries, as the case may be, have been and are in compliance with all of the covenants of this Agreement. AWG further agrees, and will cause its Subsidiaries, to at all times keep accurate and complete records of AWG's and its Subsidiaries' financial condition and of its and their assets, and it agrees that it will furnish to the Banks, at the Banks' expense, from time to time such other and further information regarding its and its Subsidiaries' financial condition as the Banks may request, including upon such request by the Banks, an opportunity or opportunities for employees or representatives of the Banks to inspect, audit, check, examine and copy books and records of AWG and its Subsidiaries.

          6.2 CORPORATE EXISTENCE AND MAINTENANCE OF PROPERTY. AWG will, and will cause its Subsidiaries to, do or cause to be done all things necessary or appropriate to preserve and keep in full force and effect and in good standing its and their corporate existence, its and their authority to continue to do business and conduct its and their operations and its and their rights and franchises now or hereafter possessed. AWG will, and will cause its Subsidiaries to, preserve and maintain its and their property and assets used or useful in the conduct of its and their business and cause the same to be kept in good repair, working order and condition.

          6.3 TAXES, CHARGES AND CLAIMS. AWG will, and will cause its Subsidiaries to, pay and discharge all taxes, assessments, governmental charges or levies invoked upon it or them or its or their income or profits or its or their property or assets and all indebtedness payable by it or them before the same shall be deemed in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such property or assets or any part thereof, provided, however, that AWG and its Subsidiaries shall not be required to pay and discharge any such tax, assessment, charge, levy, claim or indebtedness so long as the validity thereof shall be contested in good faith by an appropriate proceeding, and AWG or any of its Subsidiaries, as the case may be, shall have set aside on its books adequate reserves to cover the contested item.

          6.4 LOCATION OF RECORDS. The location of AWG's books and records shall be at 5000 Kansas Avenue, Kansas City, Kansas 66106, and the books and records of each of AWG's Subsidiaries shall be located at their respective address listed on Exhibit B attached hereto. None of such locations shall be changed by AWG or any of its Subsidiaries without giving written notice of the address of the new location to the Agent on behalf of the Banks at least 30 days prior to such a change.

          6.5 CURRENT RATIO. At all times during the Revolving Credit hereunder and until all Indebtedness of the Borrowers hereunder is paid in full the Borrowers will maintain a ratio of Current Assets to Current Liabilities of not less than 1.09 to 1 computed on a four quarter trailing average, calculation of such trailing average to begin with AWG's fiscal quarter beginning June 30, 1995, as the first quarter of such trailing average.

          6.6 INDEBTEDNESS RATIO. At all times during the Revolving Credit hereunder and until all indebtedness of the Borrowers hereunder is paid in full the Borrowers will maintain a ratio of Indebtedness to Tangible Net Worth of not more than 2.75 to 1 through June 30, 1996 and at all times thereafter such ratio shall not exceed 2.5 to 1.

          6.7 CONSOLIDATED TANGIBLE NET WORTH. At all times during the Revolving Credit hereunder and until all indebtedness of the Borrowers hereunder is paid in full, the Borrowers will maintain, as of the date hereof and through December 30, 1996 a Consolidated Tangible Net Worth equal to or greater than $110,000,000, as of December 31, 1996 and through December 30, 1997 a Consolidated Tangible Net Worth equal to or greater than $117,500,000, and as of December 31, 1997 and at all times thereafter a Consolidated Tangible Net Worth equal to or greater than $125,000,000.

          6.8 FIXED CHARGES. At all times during the Revolving Credit hereunder and until all indebtedness of the Borrowers hereunder is paid in full, the Borrowers will maintain a ratio of (i) Net Income before Fixed Charges and income taxes to (ii) Fixed Charges as of the end of each fiscal quarter of the Borrowers of not less than 10 to 1.

          6.9 WORKING CAPITAL. At all times during the Revolving Credit hereunder and until all indebtedness of the Borrowers hereunder is paid in full, the Borrowers will maintain as of the last day of each fiscal quarter of the Borrowers Working Capital in an amount at least equal to $25,000,000.

          6.10 BANKING RELATIONSHIP. The Borrowers will maintain their primary depository banking relationships with UMB at all times during the term of the Revolving Credit and until all indebtedness of the Borrowers hereunder is paid in full.

     7. NEGATIVE COVENANTS. The Borrowers covenant and agree from the date hereof until payment in full of all indebtedness incurred pursuant to this Agreement, that the Borrowers shall comply with each of the following provisions:

          7.1 LIMITATION ON SALES OF ASSETS. AWG shall not, and will not allow its Subsidiaries to, except in the ordinary course of business, during any fiscal year, sell or otherwise dispose of assets which represent in the aggregate more than 10% of Consolidated Tangible Net Worth; provided, however, the limitations of this Section 7.1 shall not apply to sales of any assets purchased from Homeland Stores, Inc. pursuant to an agreement dated as of February 6, 1995, so long as all lump sum cash proceeds, but not including payments from installment sales, of any such sales are paid to the Agent on behalf of the Banks in reduction of the outstanding principal amount of the Revolving Credit if any amount is outstanding. Upon payment to the Banks of any such cash proceeds each of the Bank's Revolving Credit Commitments shall be reduced by the amount of each Bank's Pro Rata Share of such proceeds. If no Revolving Credit is outstanding at the time of receipt of any such cash proceeds by AWG any such proceeds may be retained by AWG, but the amount of each Bank's Revolving Credit Commitment will nonetheless be reduced by the amount of each Bank's Pro Rata Share of such proceeds as if all of such proceeds had been paid to the Banks in payment of outstanding Loans under the Revolving Credit. For purposes of this Section disposing of vehicles and/or trailers, whether by sale or by expiration of leases shall be deemed to be in the ordinary course of business so long as such vehicles and/or trailers are replaced, whether by purchase or lease, and the sale or lease of supermarket buildings constructed or acquired by any of the Borrowers for the purpose of sale or lease shall be deemed to be within the ordinary course of the Borrowers' business.

          7.2 LIMITATION ON LIENS. AWG shall not, and will not allow its Subsidiaries to, permit any of its or their properties or assets to become subject to liens except (i) those securing indebtedness outstanding as of the date hereof and which were previously disclosed to the Banks in writing, (ii) liens which are not material given in connection with customary permitted exceptions, (iii) liens given to secure obligations of not more than the aggregate amount of $100,000 incurred by all Borrowers in any fiscal year, such amount to be noncumulative and (iv) uncontested mechanics liens in an aggregate amount of less than One Million Dollars ($1,000,000).

          7.3 PERMITTED INVESTMENTS AND LOANS. AWG shall not, and will not allow its Subsidiaries to, have or make investments or loans other than:
     (i) investments in direct obligations of the United States of America or any agencies thereof; (ii) investments in certificates of deposit maturing within one year from the date acquired and which are issued by a bank or trust company organized under the laws of the United States and having capital, surplus and undivided profits aggregating at least $250,000,000.00 or, if in smaller banks or trust companies, investments and certificates of deposit of $100,000.00 or less; (iii) investments in commercial paper given the highest rating by a nationally recognized credit rating agency and maturing not more than 270 days from the date acquired; (iv) investments in publicly traded municipal bonds with a rating of A or better based upon the underlying credit of the issuer not to exceed in the aggregate, Seven Million Five Hundred Thousand Dollars ($7,500,000.00); (v) loans to members in an aggregate outstanding principal amount not to exceed Seventy-Five Million Dollars ($75,000,000.00) at any time; (vi) intercompany loans, and
     (vii) other investments not to exceed in the aggregate, 5% of Consolidated Tangible Net Worth.

          7.4 RESTRICTED PAYMENTS. AWG shall not make any patronage dividend payments in cash to its members during any fiscal year during the term of this Agreement in excess of sixty percent (60%) of its net profit for each such fiscal year. AWG may, however, declare patronage dividends for any such fiscal year in an amount up to the total net profit for such fiscal year so long as at least forty percent (40%) of such patronage dividends so declared are paid by the issuance of patronage certificates maturing in not less than seven (7) years and payment of such patronage certificates is subordinated to payment of all indebtedness of the Borrowers to the Bank incurred pursuant hereto.

          7.5 MERGERS OR CONSOLIDATIONS. The Borrowers shall not merge or otherwise consolidate with any corporation or other entity unless (i) one of the Borrowers shall be the surviving or continuing corporation, and (ii) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default exists under this Agreement or the Revolving Credit Notes.

          7.6 ADDITIONAL LOANS AND OBLIGATIONS. The Borrowers will not incur, create or permit to exist without the prior written consent of the Agent on behalf of the Banks any loans or other obligations payable by any of them or any of their Subsidiaries except: (i) Loans made pursuant to the terms and conditions of this Agreement, (ii) indebtedness to trade creditors in the ordinary course of the Borrowers' respective businesses, (iii) currently existing indebtedness as set forth on Exhibit D attached hereto,
     (iv) obligations under leases for equipment and vehicles to be used in the respective Borrower's normal course of business, (v) currently existing leases of stores and future leases of stores except leases of stores purchased from Homeland Stores, Inc. or any of its affiliates, provided, however, the aggregate annual base rental payments for all leases of stores outstanding at any time shall not exceed $27,000,000, plus 30% of any increase in Consolidated Tangible Net Worth from fiscal year 1995 to fiscal year 1996 and 30% of any such increase from fiscal year 1996 to fiscal year 1997; provided, however, in no event shall the amount of such aggregate annual base rental payment ever exceed the amount of $31,000,000, and (vi) obligations under the Supply Agreement with Homeland Stores, Inc.

          7.7 GUARANTEES. The Borrowers will not, without the prior written consent of the Agent on behalf of the Banks, guarantee the obligations of or otherwise be or become responsible for the obligations of any other person or entity to the extent the aggregate outstanding amount of all such guarantees or responsibilities at any time exceeds $10,000,000.

          7.8 ENVIRONMENTAL MATTERS. The Borrowers shall not in the future use or permit any other person or entity over which they have control to use any property hereafter owned or occupied by any of them for the purpose of refining, producing, storing, handling, transferring, processing or transporting any hazardous substances, pollutants or contaminants, except in compliance with all laws of any applicable Governmental Authority. The Borrowers shall comply with all laws, statutes, rules or regulations of any Governmental Authority in connection with any hazardous substances, pollutants or contaminants or any type of facility.

          Notwithstanding the foregoing, the Borrowers shall have the right to contest any notice received by any of them alleging failure to comply with any of the foregoing provided the same is being contested in good faith by appropriate proceedings and if, and so long as, the applicable Borrower shall, in accordance with generally accepted accounting principles, have set aside on its books adequate reserves with respect thereto; and provided, further, that the applicable Borrower will immediately comply therewith upon the entry of any order by a court of competent jurisdiction not stayed by an appeal or the imposition of any lien by reason thereof.

     In connection with the foregoing, the Borrowers represent that any property previously or now occupied or owned by any of the Borrowers has never been used by them, or to the best of their information or belief, by previous owners, lessees, operators and/or any others except as set forth on Exhibit E attached hereto (i) to refine, produce, store, handle, transfer, process or transport hazardous substances as defined in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.A. Section 9601(14)) or any pollutant or contaminant as defined in the Superfund Amendments and Reauthorization Act of 1986, public law 99-499, Section 1.01(033, or (ii) as a "Facility" as defined in said Comprehensive Environmental Response Compensation and Liability Act,
Section 9601(9)(B), or as a resource recovery facility, resource recovery system, demolition landfill, sanitary landfill, solid waste disposal area, solid waste management system, solid waste processing facility or an abandoned or uncontrolled hazardous waste site, except in full compliance with all laws of any applicable Government Authority.

          7.9  JUDGMENTS.   The Borrowers will not permit to exist at anytime
outstanding judgments, payment of which is not fully covered by insurance, which in the aggregate total $5,000,000 or more.

     8. REPRESENTATIONS AND WARRANTIES. In order to induce the Banks to extend credit to the Borrowers hereunder, the Borrowers hereby represent and warrant to the Banks as of the date hereof and at all times hereafter while any indebtedness is outstanding under this Agreement that:

          8.1 CORPORATE EXISTENCE AND AUTHORITY. The Borrowers are duly incorporated and existing in good standing under the laws of their respective state of incorporation and are qualified to do business as a foreign corporation in every jurisdiction where the ownership of their property or the nature of their business requires qualification. They are duly authorized to execute and deliver this Agreement, to borrow monies hereunder and to execute and deliver Notes evidencing borrowings under this Agreement. The execution and delivery of this Agreement and of all Notes evidencing borrowings under this Agreement does not conflict with any provision of law, any order of any court or Government Authority) the Charter or Bylaws of any of the Borrowers or any agreement binding upon any of them.

          8.2 PERFORMANCE OF OTHER AGREEMENTS. None of the Borrowers is a party to any indenture, agreement, lease or other instrument, nor are any of them subject to any charter or other corporate restriction which materially affects the operation of their respective business in any adverse manner not disclosed to the Banks, and to their knowledge are not IN default in the performance, observance or fulfillment of any material covenant or obligation contained in any indenture, agreement, lease or other instrument to which any of them are a party.

          8.3 LITIGATION. Except as set forth on Exhibit F attached hereto, the Borrowers have no knowledge of any action, suit or proceeding, liability under which they are not fully covered by insurance (i) in any court or tribunal, whether at law or in equity, or (ii) by or before any Government Authority, whether such action, suit or proceeding be pending or threatened against any of the Borrowers or affecting any of them, or any of their assets or property, which, if adversely determined, would have a material adverse effect on the condition of AWG on a consolidated basis , financial or otherwise.

          8.4 TAX RETURNS. The Borrowers have filed all tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by the Borrowers. The Borrowers know of no material additional assessments for which adequate reserves determined in accordance with generally accepted accounting principles have not been established. The Borrowers have made adequate provision for the payment of all current taxes.

          8.5 FINANCIAL AND OTHER INFORMATION. All balance sheets and statements of income and financial condition of the Borrowers furnished by the Borrowers to the Banks are materially correct and complete.

          8.6 CONDUCT OF BUSINESS. The Borrowers will engage and continue to engage primarily in the business of wholesale food distribution and businesses related thereto; provided, however, nothing contained herein shall prohibit the Borrowers from engaging in such other related businesses as may be duly approved by the Boards of Directors of the Borrowers and promptly reported to the Banks, so long as engaging in such related businesses would not materially change the general, overall type of business previously being conducted by the Borrowers. The Borrowers will keep all of their respective properties in such repair, working order and condition and will from time to time make such repairs, renewals, replacements, additions and improvements thereto as management of the Borrowers exercising good faith judgment as to what is in the best interests of the Borrowers deem necessary and appropriate, and will comply at all times with the provisions of all leases, and other agreements to which the Borrowers are a party and which are, or the lapse of which are or would be material to the financial condition, operations or prospects of the Borrowers, so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings, and the applicable Borrower shall have in accordance with generally accepted accounting principles set aside on its books adequate reserves with respect thereto. The Borrowers will do all things appropriate and necessary to preserve, renew and keep in full force and effect and in good standing each of the Borrowers' corporate existence and all authority necessary to continue the Borrowers' respective businesses and operations, will preserve and keep in full force and effect all franchises, permits, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets and all other authorizations and rights necessary to the proper conduct of the Borrowers' respective businesses and operations. The Borrowers will comply in all material respects with all applicable statutes, rules and regulations of the United States, of the States thereof, and of counties, municipalities and other subdivisions and of any other jurisdictions or Governmental Authority applicable to the Borrowers.

          8.7 INSURANCE. The Borrowers will keep their respective assets which are of an insurable nature insured by financially sound and reputable insurance companies against loss or damage by fire, explosion or other hazards insured against by extended or all-risk coverage in amounts which are at all times to be not less than 80% of the insurable value of the property insured, but in no event less than the aggregate principal amount of all indebtedness of the Borrowers to the Bank hereunder. The Borrowers shall also maintain, with financially sound and reputable insurance companies, insurance against liability for hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.
All policies of insurance maintained by the Borrowers may contain reasonable deductibles in amounts generally acceptable for companies similarly situated in the respective Borrower's industry and the Borrowers may self insure as to those risks for which self insuring is reasonably acceptable for companies similarly situated in the respective Borrower's industry.

          8.8 ERISA. To the best knowledge and belief of the Borrowers, no prohibited transaction, accumulated funding deficiency or reportable event has occurred with respect to any plan to which any of them are a party and which is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The present value of all benefits vested under all such plans, if any, maintained by any of the Borrowers did not, as of the last annual evaluation date, exceed the value of the assets of all such plans allocable to such vested benefits. The Borrowers are not subject to any delinquent liability under ERISA with respect to any multi-employer plan, if any, or any other plan subject to ERISA.

     9. OPINION OF COUNSEL. Prior to the making of any Loans under the terms and conditions of this Agreement, the Borrowers agree to furnish to the Banks an Opinion of Counsel to the Borrowers in the form of Exhibit G attached hereto and incorporated herein by reference.

     10. EVENTS OF DEFAULT. "Event of Default" shall mean any one or more of the following:

          10.1 Failure of the Borrowers to cure, within 5 business days after receipt of written notice of the same, any default in the payment of principal or of interest or any other amount payable under this Agreement on any Indebtedness of the Borrowers incurred pursuant to the terms and conditions of this Agreement when and as the same shall become due and payable, whether at the maturity date stated on any Note evidencing such Indebtedness or at a date fixed for prepayment or by acceleration or otherwise.

          10.2 Material breach by any of the Borrowers of any covenant, obligation or requirement contained herein or in any document required to be executed pursuant hereto or failure of any of the Borrowers, within 30 days after receipt of written notice specifying the same, to perform any covenant, obligation or requirement contained in this Agreement or in the other Loan Documents.

          10.3 Any representation or warranty made by any of the Borrowers hereunder being untrue in any material respect now or hereafter; or any schedule, statement, report, notice, information or writing furnished by any of the Borrowers to the Agent being untrue in any material respect as of the date the facts set forth therein are stated or certified.

          10.4 Failure of any of the Borrowers within 10 days after receipt of notice of same to cure any default by the Borrowers with respect to any of the terms, covenants, conditions or obligations of any evidence of Indebtedness to the Banks other than indebtedness incurred hereunder.

          10.5 Failure of any of the Borrowers to cure, within 5 business days after receipt of written notice of the same, any default in the payment of principal or of interest on any Indebtedness of the Borrowers payable to any person or entity other than the Banks in the amount of $1,000,000 or more when and as the same shall become due and payable, whether at the maturity date stated on any such Note evidencing such Indebtedness or at a date fixed for prepayment or by acceleration or otherwise.

          10.6 Material breach by any of the Borrowers of any covenant, obligation or requirement contained in any document executed by the Borrowers in favor of any person or party other than the Banks evidencing Indebtedness in the amount of $1,000,000 or more.

          10.7 Any of the Borrowers shall admit in writing their inability to pay their debts as they mature; or any of the Borrowers shall make a general assignment for the benefit of creditors or any of the Borrowers, consents to, applies for or acquiesces in the appointment of a trustee or receiver for any of them or for substantially all of the property of any of them; or any of the Borrowers shall suffer proceedings under any law relating to bankruptcy, insolvency or reorganization or the release of debtors to be instituted by or against it, and if contested, not dismissed or stayed within 60 days; any of the Borrowers shall suffer any writ of attachment or execution or any similar process to be issued or levied against any material portion of its property which is not released, stayed, bonded or vacated within 60 days after its issue or levy.

     11.  ACCELERATION.   In the event of the occurrence of any one or more
Events of Default which are defined in paragraph 10 of this Agreement, and if such Event of Default is not cured within the allowed grace period and shall be continuing, the Banks may declare the entire principal amount of all Notes executed hereunder, together with accrued interest thereon, to be immediately due and payable, and terminate the Commitments of the Banks hereunder, all without further notice of any kind to the Borrowers. Upon the occurrence of an Event of Default, the Banks may proceed to enforce payment of all Indebtedness of the Borrowers to the Banks under this Agreement and may exercise any and all rights and remedies possessed by the Banks.

     12.  THE AGENT.
          ---------

          12.1 APPOINTMENT. UMB is hereby appointed Agent hereunder and under the Revolving Credit Notes and the other Loan Documents, and each of the Banks irrevocably authorizes the Agent to act as the Agent for such Bank. The Agent agrees to act as such upon the express conditions contained in this Section 12. The duties of the Agent shall be administrative in nature, and the Agent shall not have a fiduciary relationship with respect to any Bank by reason of this Agreement.

          12.2 POWERS. The Agent shall have and may exercise such powers hereunder and under the Revolving Credit Notes and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereby, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action hereunder or thereunder except any action specifically provided by this Agreement, the Revolving Credit Notes or the other Loan Documents to be taken by the Agent.

          12.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or under the Revolving Credit Notes or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

          12.4 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in the Revolving Credit Notes or the other Loan Documents or any Loans hereunder or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement, the Revolving Credit Notes or the other Loan Documents.

          12.5 RIGHT TO INDEMNITY. The Agent shall be fully justified in failing or refusing to take any action hereunder, the Revolving Credit Notes or under the other Loan Documents unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability and expense which may be incurred by it or by reason of taking or continuing to take any such action.

          12.6 ACTION ON INSTRUCTIONS OF BANKS. The Agent shall, in all cases, act or refrain from acting hereunder or in connection with the Revolving Credit Notes or the other Loan

Documents in accordance with written instructions signed by the Banks. Any action taken or failure to act pursuant to such instructions shall be binding on all of the Banks and on all holders of the Notes and the Agent shall be fully protected in connection with all such action taken or refraining from action in connection therewith.

          12.7 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or security received by it or its authorized Agents, for the default or misconduct of any such Agents or attorney-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

          12.8 RELIANCE ON DOCUMENTS. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and believed to have been signed or sent by the proper person and, with respect to legal matters, upon the opinion of counsel selected by the Agent.

          12.9 MAY TREAT PAYEE AS OWNER. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

          12.10 AGENT'S REIMBURSEMENT. Each Bank agrees to reimburse the Agent its Pro Rata Share of any expense, not reimbursed by the Borrowers, incurred by the Agent on behalf of the Banks in connection with the administration and enforcement of the Revolving Credit.

          12.11 RIGHTS AS A LENDER. With respect to its obligations to make Loans hereunder, Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrowers and their subsidiaries as if it were not the Agent.

          12.12 BANK CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on the financial statements referred to in Section 8.5, and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, the Revolving Credit Notes or the other Loan Documents. The Agent makes no representation or warranty of any kind with respect to the validity, enforceability, legality or sufficiency of any Loan Document or any of the other documents referred to or contemplated herein or therein.

          12.13 SUCCESSOR AGENT. The Agent may voluntarily resign at any time by giving written notice to the Banks and the Borrowers and may be removed at any time without cause by unanimous vote of the Banks and with cause by a majority of the Banks. Upon any such voluntary resignation or removal with cause, Harris and NBD shall jointly have the right to appoint, on behalf of the Borrowers and the Banks, a successor Agent, subject to the approval of the Borrowers and upon any removal without cause a majority of the Banks shall have the right to appoint, on behalf of the Borrowers and the Banks, a successor agent, subject to the approval of the Borrowers. UMB shall remain as Agent until such time as a successor Agent is approved by the necessary parties and accepts such appointment. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

          12.14 DISTRIBUTION OF INFORMATION. The Borrowers authorize the Agent, and the Agent shall discuss with and furnish to the Banks all financial statements, audit reports, notices and other information pertaining to the Borrowers and their subsidiaries whether such information was provided by the Borrowers or prepared or obtained by the Agent. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty, regarding any audit reports or other analyses of the Borrowers' or their Subsidiaries' condition which the Agent may distribute, whether such information was provided by the Borrowers or prepared or obtained by the Agent, nor shall the Agent nor any of its employees, officers, directors or agents be liable to any person receiving a copy of such reports of analyses for any inaccuracy or omission contained in or relating thereto.

          12.15 APPLICATION OF PROCEEDS. Notwithstanding any contrary provision of any other Loan Document, after the occurrence of an Event of Default and acceleration of the Obligations, collections on the Loans under the Revolving Credit, shall be applied by the Agent to payment of such Loans in the following order unless a court of competent jurisdiction shall otherwise direct:

          (a) FIRST, to payment of all costs and expenses of the Agent and the Banks incurred in connection with the preservation, collection and Enforcement of the Loans under the Revolving Credit;

          (b) SECOND, to the payment of that portion of the Loans under the Revolving Credit constituting accrued and unpaid interest and fees, pro rata between the Banks In accordance with their Pro Rata Shares;

          (c) THIRD, to payment of the principal amount of the Loans under the Revolving Credit, pro rata between the Banks in accordance with their Pro Rata Shares;

          (d) FOURTH, to payment of any other obligations not referred to above to the Agent or the Banks as may be properly payable; and

          (e) FIFTH, the balance, if any, after all of the Obligations of the Borrowers to the Banks have been satisfied, shall be deposited by the Agent into AWG's general operating account with UMB.

          12.16 ISSUES REQUIRING DECISIONS BY BANKS. All issues which require a decision by the Banks hereunder must be approved by all of the Banks; provided, however, if all of the Banks cannot agree on any issue requiring their agreement within ten (10) days after the Agent has given written notice to the Banks of the issue requiring a decision, then, if the Banks then holding a majority in amount of outstanding principal of the Loans under the Revolving Credit agree on the issue in question the Agent shall decide the issue for all of the Banks on the basis of the decision of the majority and proceed thereafter accordingly, including without limitation the right to sign amendments, modifications, waivers and consents, and shall have no liability in connection therewith to the Banks except in the event of the Agent's gross negligence or willful misconduct. Notwithstanding the foregoing, all of the Banks must approve any decision with respect to (i) the amount or due dates of the Loans under the Revolving Credit provided for in Section 2 hereof, (ii) the rate of interest and fees to be paid by the Borrowers hereunder, (iii) the financial covenants set forth in Section 6 hereof, and (iv) the negative pledge contained in Section 7 hereof. The Commitment of any Bank may also not be increased without its consent.

          12.17  ADMINISTRATION OF LOANS; AGENT AS SERVICER.

                      (i) Notwithstanding anything to the contrary set forth in this Section 12, in this Agreement or in any other Loan Documents, and provided that no Event of Default shall be in existence (beyond any applicable notice and cure period), the Borrowers shall, except as otherwise specifically provided herein, deal only with the Agent, and the Borrowers shall not be required to deal with the individual Banks at any time with respect to the administration of their rights, duties and obligations under this Agreement, the Notes, and any other Loan Documents. Accordingly, whether or not the Banks sell or assign all or any part of their rights and obligations hereunder to any other bank or lender or grant one or more participation interests in any of the obligations of the Borrowers hereunder to any other lender, the

               Borrowers shall not be required to deliver notices or requests to, or otherwise deal with, any person or entity other than the Agent or any successor Agent (as provided in this Section 12) respecting the Loan Documents and the Loans evidenced thereby, except upon the existence and continuance of an Event of Default (and expiration of applicable notice and cure periods); provided, however, notwithstanding anything stated herein to the contrary each Bank shall have the right to meet with representatives of AWG at AWG from time to time during normal business hours at reasonable intervals and upon reasonable notice for the purpose of discussing the business and financial condition of the Borrowers;

                    (ii) Each of the Banks and any successor or participant so described agrees that it shall and hereby does designate the Agent as servicer for the Loans evidenced by this Agreement, the Notes, and the other Loan Documents, and the Agent shall be authorized to act on behalf of each Bank in accordance with the terms of this Agreement or any other agreement between the Banks and their respective successors, assigns and participants, and the Agent. Any notices, requests, approvals, consents, deliveries or other forms of communication from the Borrowers to the Agent shall be deemed adequate and sufficient as if given to all Banks and their respective successors, assigns and participants if given in writing and service is made as provided in Section 14.1 hereof.

     13.  RATABLE PAYMENTS.

     In case at any time any Bank, whether by setoff or otherwise, has payment made to it upon its Note in a greater proportion than received by any other Bank under its Note, or receives any other payment on the Obligations in greater proportion than such Bank is entitled to receive, such Bank so receiving such greater proportionate payment agrees to promptly purchase a portion of the Obligations evidencing Loans under the Revolving Credit held by the other Banks so that after such purchase each Bank will hold its ratable proportion of the Loans under the Revolving Credit.

     14.  GENERAL.

          14.1 NOTICES. All notices hereunder shall be deemed to be received 3 days after being deposited in the U.S. Mail addressed to any party hereto at the following addresses or such other address as, from time to time, any party identifies in a written notice to the others given pursuant to this Section at least thirty (30) days prior to the effective date of such new address:

     If to UMB:

            UMB Bank, N.A.
            1010 Grand
            P.O. Box 419226
            Kansas City, Missouri 64141-6226
            Attention:  Commercial Loan Department

     With a copy to:

                    Norman E. Fretwell, Esq.
                    Watson & Marshall L.C.
                    1010 Grand, Suite 500
                    Kansas City, Missouri 64106-2271

     If to Harris:

                    Harris Trust and Savings Bank
                    111 West Monroe Street
                    P.O. Box 755
                    Chicago, Illinois 60690
                    Attention: Agribusiness Division

     If to NBD:

               NBD Bank
               611 Woodward Avenue
               Detroit, Michigan 48226
               Attention: National Banking Division

     If to the Borrowers:

               Associated Wholesale Grocers, Inc.
               5000 Kansas Avenue
               P.O. Box 2932
               Kansas City, Kansas 66110-2932
               Attention: Corporate Treasurer

     With a copy to:

               Associated Wholesale Grocers, Inc.
               5000 Kansas Avenue
               P.O. Box 2932
               Kansas City, Kansas 66110-2932
               Attention: General Counsel

          14.2 NO WAIVERS. No failure or delay by the Banks in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial modification or waiver of any provision of this Agreement or of any Note executed hereunder or a single or partial exercise of any such right, power or privilege preclude any other or further exercise of such or of any other right, power or privilege.

          14.3 OFFSETS. The Borrowers specifically agree that upon the occurrence of an Event of Default, and if such Event of Default is continuing, the Banks shall be entitled to exercise any right of setoff or banker's lien at any time, irrespective of the stated maturity of all Notes executed hereunder evidencing the indebtedness of the Borrowers to the Banks, and irrespective of the fact that the Banks have not given such notice except as specifically required hereunder.

          14.4 MISSOURI LAW. This Agreement and all Notes issued hereunder shall be deemed to be contracts made under and shall be construed in accordance with the laws of the state of Missouri.

          14.5 SEVERABILITY. In the event any one or more of the provisions of this Agreement or of any Note executed and delivered hereunder shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          14.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but when taken together shall constitute but one agreement.

          14.7 TITLES AND HEADINGS. All titles and headings which are used in this Agreement are used solely for the convenience of the parties hereto and are not part of the agreement of the parties.

          14.8 ASSIGNMENT. This Agreement and all provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not assign any rights hereunder without the prior written consent of the Banks; and provided further that the Borrowers acknowledge and agree that the Banks may, without notice, assign all or any part of their rights and obligations hereunder to any other bank or lender, at their sole discretion, or may grant one or more participation interests in any of the obligations of the Borrowers hereunder to any other lender.

          14.9 EXPENSES. The Borrowers agree to pay all out of pocket expenses, including reasonable attorneys fees, incurred by the Bank in connection with the preparation and amendment of this Agreement and the enforcement of the rights of the Banks in connection with this Agreement and all Notes executed and delivered pursuant hereto and in connection with any amendment, extension or renewal thereof, or waivers thereunder; provided, however, attorneys fees payable by the Borrowers in connection with the preparation of this Agreement shall not exceed $20,000 for the attorneys for UMB and shall not exceed $5,000 each for the attorneys of Harris and of NBD.

          14.10 WAIVER OF JURY TRIAL. IN THE EVENT OF ANY DISPUTE BETWEEN THE BORROWERS AND THE BANKS RELATED IN ANY WAY TO THIS AGREEMENT WHICH BECOMES THE SUBJECT OF ANY JUDICIAL PROCEEDING IN ANY COURT OF LAW, THE BORROWERS AND THE BANKS HEREBY EACH WAIVE ANY RIGHT WHICH THEY MAY RESPECTIVELY HAVE TO A TRIAL BY JURY.

          14.11 CONTRIBUTION, ETC. Each of the Borrowers acknowledges that the other Borrowers are part of a consolidated group of companies and that its financial strength is interdependent upon the financial strength of the consolidated group as a whole. Therefore, each Borrower acknowledges and agrees that the Obligations under the Revolving Credit are supported by adequate consideration, regardless of the amount of Advances or other benefits actually received by such Borrower under the Revolving Credit. In the event any Borrower makes any payment on a Loan under the Revolving Credit which exceeds the amount of funds actually received, directly or indirectly, by such Borrower thereunder, such Borrower shall be entitled to contribution and reimbursement from the other Borrowers, pro rata, on the basis of funds actually received and shall be entitled to recover such amounts by available legal means. After (but only after) full payment of the Obligations and until such recovery is made, such Borrower shall be deemed subrogated to the rights and interests of the Banks hereunder. Such rights of contribution, reimbursement and subrogation shall be and remain at all times junior, subordinate, inferior and subject to the rights and interests of the Banks and shall not affect or impair in any way the joint, several, personal and unconditional obligation of each Borrower to fully pay or perform each of the Obligations hereunder and under the Revolving Credit Notes.

          14.12 SEVERAL OBLIGATIONS. The respective obligations of the Banks hereunder are several and not joint, and no Bank shall be the partner or agent of the other (except to the extent to which the Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder. All Obligations of the Borrowers are joint and several.

          14.13  INDEMNIFICATION.

          (a) Except as otherwise provided herein, the Borrowers jointly and severally agree to indemnify the Agent and each Bank, and each successor and assign (including any authorized purchaser of a participation in any of the Obligations), its directors, officers, employees, attorneys and agents, on demand and to the fullest extent permitted by law against any and all liabilities, damages, judgments, suits and claims (and the reasonable costs and legal fees related thereto) of any kind or nature whatsoever imposed on, incurred by or asserted against the Agent or any of the Banks arising under or in connection with the Loan Documents; provided, however, the Borrowers will not be obligated to indemnify the Agent or any Bank hereunder to the extent any claims or liabilities result from the Agent's or such Bank's negligence or willful misconduct or with respect to any claims between the Banks. The Obligations of the Borrowers under this Section shall survive the termination of this Agreement.

          (b) In the event any Bank shall incur any loss, cost, expense or premium (including, without limitation, any loss of profit and any loss, cost, expense or premium incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan or the re-lending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

               (i) any payment or prepayment of a LIBOR Loan on a date other than the last day of the then LIBOR Interest Period;

               (ii) any failure by the Borrowers to borrow, continue or convert any LIBOR Loan, on the date specified in the notice given pursuant to
          Section 3.3 hereof; or

               (iii) the occurrence of any Event of Default which is not cured within any applicable grace period;

          then, upon the demand of any such Bank, the Borrowers shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes a claim for compensation under this Section
     14.13 (ii), it shall provide to AWG, as agent for the Borrowers, a Certificate setting forth the amount of any such loss, cost or expense in reasonable detail. The amount of any such claim set forth in any Certificate shall be rebuttably presumed to be correct.

          14.14 INCORPORATION BY REFERENCE. Each of the Revolving Credit Notes and the other Loan Documents are hereby made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth therein, and this Agreement is hereby made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in the Revolving Credit Notes and the other Loan Documents to the same extent and
effect as if fully set forth herein.   All Exhibits hereto are incorporated
herein by reference. All representations and warranties of the Borrowers contained herein in Section 8 have been or will be relied upon by the Agent and the Banks notwithstanding any investigation made by or on behalf of them.

          14.15 INTEREST RATE LIMITATION. Notwithstanding any provisions of this Agreement or any of the Revolving Credit Notes or the Loan Documents, in no event shall the amount of interest paid or agreed to be paid by the Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Revolving Credit Notes or any Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the amounts outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal and all other Obligations of the Borrowers to the Banks have been paid in full.

     15. PRIOR AGREEMENTS SUPERSEDED/COMPLETE AGREEMENT/STATUTORY STATEMENTS. This Agreement and all documents referred to herein contain the entire agreement of the parties hereto with respect to the subject matter hereof; provided, however, this Agreement shall not supersede any agreements set forth in any promissory notes outstanding as of the date hereof which are executed by any of the Borrowers and are not paid in full by use of the proceeds of any borrowing hereunder. The agreement between AWG and UMB dated March 25, 1994 shall terminate and be of no further force and effect as of the time of the first Advance made to the Borrowers hereunder at which time all obligations of AWG thereunder shall be paid in full.

     MO. REV. STAT. SECTION 432.045. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE BORROWERS AND THE BANKS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE BORROWERS AND THE BANKS REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE BORROWERS AND THE BANKS, EXCEPT AS THE BORROWERS AND THE BANKS MAY LATER AGREE IN WRITING TO MODIFY IT.

     THIS SECTION IS MADE PART OF THIS AGREEMENT IN COMPLIANCE WITH KANSAS STATUTES ANNOTATED 16-118. THIS AGREEMENT AND ALL NOTES AND OTHER DOCUMENTS TO BE EXECUTED HEREUNDER OR IN CONNECTION HEREWITH CONSTITUTE THE FULL, COMPLETE AND FINAL EXPRESSION OF THE CREDIT AGREEMENT OF THE PARTIES HERETO AND SUPERSEDES ALL PRIOR AGREEMENTS BETWEEN THE PARTIES HERETO CONCERNING THE SUBJECT MATTER HEREOF WHETHER WRITTEN OR ORAL. THE PROVISIONS OF THIS AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF A CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE PARTIES HERETO.

- --------------------------------------------------------------------------------

ASSOCIATED WHOLESALER GROCERS,                 UMB BANK, N.A.
INC., Individually and as agent for
each of the Borrowers
                                               By /s/
                                                 -------------------------------

By /s/ Mike DeFabis                            HARRIS TRUST AND SAVINGS BANK
  ----------------------------------

                                               By /s/
                                                 -------------------------------

                                               NBD BANK


                                               By /s/
                                                 -------------------------------

     THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED
BY THEIR DULY AUTHORIZED OFFICERS AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

ASSOCIATED WHOLESALE                   GROCER'S DAIRY COMPANY, INC.
 GROCERS, INC.

By: /s/ Mike DeFabis                  By /s/ Mike DeFabis
   ----------------------------------   ----------------------------------
     Mike DeFabis, President                   Mike DeFabis, President

BENCHMARK INSURANCE COMPANY           SUPER MARKET DEVELOPERS, INC.


By /s/ Lanny C. Riedel                By /s/ Mike DeFabis
  ----------------------------------    ----------------------------------
     Lanny C. Riedel, President                Mike DeFabis, President

GROCER'S PURCHASING GROUP, INC.       SUPER MARKET INVESTMENT
                                        COMPANY, INC.

By /s/ Lanny C. Riedel                By /s/ Mike DeFabis
  ----------------------------------    ----------------------------------
     Lanny C. Riedel, President                Mike DeFabis, President

MEMBERS SERVICE ASSOCIATION,          VALU MERCHANDISERS COMPANY
  INC.

By /s/ Kevin J. Brown                 By /s/ Richard B. Swain
  ----------------------------------    ----------------------------------
     Kevin J. Brown, President              Richard B. Swain, President

SUPERMARKET INSURANCE AGENCY          SUPERMARKET MANAGEMENT, INC.
  INC.

By /s/ Larry C. Riedel                By /s/ Mike DeFabis
  ----------------------------------    ----------------------------------
     Larry C. Riedel, President               Mike DeFabis, President

UMB BANK, N.A.


By /s/
  ----------------------------------

Title Executive Vice President
     -------------------------------

     Signature page to Unsecured Credit Agreement between Associated Wholesale Grocers, Inc. and the undersigned dated as of April 17, 1995.

HARRIS TRUST AND SAVINGS BANK



By /s/
  ----------------------------------

Title: Vice President

     Signature page to Unsecured Credit Agreement between Associated Wholesale Grocers, Inc., et al. and the undersigned dated as of April 17, 1995.

NBD BANK



By /s/ Thomas Serossan
  ----------------------------------
Title: Vice President

                           UNSECURED CREDIT AGREEMENT



                                     among

                       ASSOCIATED WHOLESALE GROCERS, INC.
                          BENCHMARK INSURANCE COMPANY
                          GROCERS DAIRY COMPANY, INC.
                        GROCER'S PURCHASING GROUP, INC.
                       MEMBERS SERVICES ASSOCIATION, INC.
                         SUPER MARKET DEVELOPERS, INC.
                       SUPERMARKET INSURANCE AGENCY, INC.
                     SUPER MARKET INVESTMENT COMPANY, INC.
                          SUPERMARKET MANAGEMENT, INC.
                           VALU MERCHANDISERS COMPANY

                                      and

                                UMB BANK, N.A.,
                         HARRIS TRUST AND SAVINGS BANK,
                                    NBD BANK

                                      and

                                 UMB BANK, N.A.

                                    as Agent



                              Dated April 17, 1995


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                               TABLE OF CONTENTS
                               -----------------

UNSECURED CREDIT AGREEMENT............................................ 1


     1.   Definitions................................................. 2

          1.1  Accounting Terms....................................... 2
          1.2  Defined Terms.......................................... 2
          1.3  Singular and Plural....................................10

     2.   Revolving Credit/Payments...................................10
          2.1  The Revolving Credit...................................10
          2.2  Payments, Mandatory Prepayment of Revolving Credit.....13
          2.3  Reduction of Commitments...............................13

     3.   Interest/Repayment/Fees.....................................14
          3.1  Interest Rate..........................................14
          3.2  Calculation of Interest................................14
          3.3  Optional Rate Provisions...............................14
          3.4  Payment of Interest....................................18
          3.5  Revolving Credit Commitment and Facility Fees..........19
          3.6  Business Day...........................................20

     4.   Conditions to Making Loans..................................20
          4.1  No Adverse Change in Business..........................20
          4.2  Representations........................................20
          4.3  Required Consents and Approvals........................21
          4.4  No Defaults............................................21
          4.5  Application Constitutes Representation.................21

     5.   Special First Advance Condition.............................21

     6.   Affirmative Covenants.......................................22
          6.1  Financial and Business Information.....................22
          6.2  Corporate Existence and Maintenance of Property........23
          6.3  Taxes, Charges and Claims..............................24
          6.4  Location of Records....................................24
          6.5  Current Ratio..........................................24
          6.6  Indebtedness Ratio.....................................25
          6.7  Consolidated Tangible Net Worth........................25
          6.8  Fixed Charges..........................................25
          6.9  Working Capital........................................25

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          6.10  Banking Relationship................................25

     7.   Negative Covenants........................................26
          7.1  Limitation on Sales of Assets........................26
          7.2  Limitation on Liens..................................27
          7.3  Permitted Investments and Loans......................27
          7.4  Restricted Payments..................................28
          7.5  Mergers or Consolidations............................28
          7.6  Additional Loans and Obligations.....................28
          7.7  Guarantees...........................................29
          7.8  Environmental Matters................................29
          7.9  Judgments............................................30

     8.   Representations and Warranties............................30
          8.1  Corporate Existence and Authority....................31
          8.2  Performance of Other Agreements......................31
          8.3  Litigation...........................................31
          8.4  Tax Returns..........................................32
          8.5  Financial and Other Information......................32
          8.6  Conduct of Business..................................32
          8.7  Insurance............................................33
          8.8  ERISA................................................34

     9.   Opinion of Counsel........................................34

    10.   Events of Default.........................................34

    11.   Acceleration..............................................36

    12.   The Agent.................................................36
          12.1  Appointment.........................................36
          12.2  Powers..............................................37
          12.3  General Immunity....................................37
          12.4  No Responsibility for Loans, Recitals, Etc..........37
          12.5  Right to Indemnity..................................37
          12.6  Action on Instructions of Banks.....................38
          12.7  Employment of Agents and Counsel....................38
          12.8  Reliance on Documents...............................38
          12.9  May Treat Payee as Owner............................38
          12.10  Agent's Reimbursement..............................39
          12.11  Rights as a Lender.................................39
          12.12  Bank Credit Decision...............................39
          12.13  Successor Agent....................................40
          12.14  Distribution of Information........................40

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          12.15  Application of Proceeds............................41
          12.16  Issues Requiring Decisions by Banks................42
          12.17  Administration of Loans; Agent as Servicer.........42

     13.  Ratable Payments..........................................44

     14.  General...................................................44
          14.1  Notices.............................................44
          14.2  No Waivers..........................................45
          14.3  Offsets.............................................45
          14.4  Missouri Law........................................46
          14.5  Severability........................................46
          14.6  Counterparts........................................46
          14.7  Titles and Headings.................................46
          14.8  Assignment..........................................46
          14.9  Expenses............................................47
          14.10  Waiver of Jury Trial...............................47
          14.11  Contribution, Etc..................................47
          14.12  Several Obligations................................48
          14.13  Indemnification....................................48
          14.14  Incorporation by Reference.........................50
          14.15  Interest Rate Limitation...........................50

     15.  Prior Agreements Superseded/Complete Agreement/Statutory
          Statements................................................51

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